FOR IMMEDIATE RELEASE	January 14, 2011
Contact: Susan Jordan
732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 14, 2011…..On January 13, 2011, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable March 15, 2011, to shareholders of record at the close of business on February 15, 2011.   The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on January 13, 2011, the Board of Directors declared a dividend for the period commencing December 1, 2010 and ending February 28, 2011, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable March 15, 2011, to shareholders of record at the close of business on February 15, 2011.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Monmouth Real Estate Investment Corp., which was organized in 1968, is a publicly-owned REIT specializing in net-leased industrial properties. The Company’s portfolio consists of sixty-four industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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